Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Audentes Therapeutics, Inc.:

We consent to the use of our report dated March 9, 2016, except for the second paragraph of Note 15, as to which the date is July 7, 2016, with respect to the consolidated balance sheets of Audentes Therapeutics, Inc. as of December 31, 2014 and 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

July 18, 2016